FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT
This FIFTH Amendment to Purchase and Sale Agreement (this “Amendment”) is entered into as of April 29, 2020, by and between NW Natural Gas Storage, LLC (“Seller”) and SENSA Holdings LLC (“Buyer”).
WHEREAS, Buyer and Seller are parties to the Purchase and Sale Agreement dated June 20, 2018, as amended (the “PSA”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the PSA;
WHEREAS, Gill Ranch Storage, LLC (the “Company”) has entered into a Firm Storage Contract, dated March 9, 2020, with PG&E (the “Storage Agreement”);
WHEREAS, as a condition to entering into the Storage Agreement with the Company, PG&E requires that the Company, Seller or an Affiliate of Seller cause its bank to issue a letter of credit in favor of PG&E to secure the Company’s obligations under the Storage Agreement (“LC”);
WHEREAS, Buyer desired that the Company enter into the Storage Agreement (and consented thereto) and desires that an LC be issued to PG&E, and Seller is willing to cause such event to occur;
WHEREAS, to expedite the issuance of the LC, an Affiliate of Seller is willing to cause its bank to issue an LC in favor of PG&E (the “Affiliate LC”);
WHEREAS, if the Affiliate LC is in effect on the Closing Date, the Affiliate LC will constitute a Support Obligation, and the parties desire that in accordance with Section 6.9(b) and Section 7.2(e) of the PSA, at the Closing Date, (a) Seller’s Affiliate shall be released from any and all obligations under the Affiliate LC, and (b) Buyer will (i) provide to PG&E, as a substitute for the Affiliate LC, a bank-issued letter of credit or other collateral in favor of, and acceptable to, PG&E to secure the Company’s obligations under the Storage Agreement from and after the Closing (“Substitute Collateral”) and (ii) deliver to Seller a release by PG&E, acceptable in form and substance to Seller, in favor of Seller’s Affiliate with respect to the Affiliate LC;
WHEREAS, as soon as reasonably practicable after the date of this Amendment, Seller and the Company intend to replace the Affiliate LC with an LC issued by a bank on behalf of the Company and in favor of PG&E (the “GRS LC”);
WHEREAS, to obtain the GRS LC, it is anticipated that it will be necessary for Seller or an Affiliate of Seller to contribute cash to the Company to serve as collateral for the GRS LC (the amount actually contributed, the “Cash Collateral Amount”);
WHEREAS, if the GRS LC rather than the Affiliate LC is in effect on the Closing Date and the Cash Collateral Amount has been contributed to the Company by Seller or an Affiliate of Seller on or before the Closing Date, Buyer is willing to increase the Final Closing Date Purchase Price by the Cash Collateral Amount; and

WHEREAS, to accomplish the foregoing, Buyer and Seller desire to (a) amend Schedule 6.9(b) to the PSA, and (b) include the Cash Collateral Amount in the Closing Net Working Capital by amending the definition of Current Assets to include the Cash Collateral Amount, if any, that has been contributed to the Company by Seller or an Affiliate of Seller on or before the Closing Date;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.	As soon as reasonably practicable after the date of this Amendment, Seller shall use, and shall cause the Company to use, commercially reasonable efforts to replace the Affiliate LC with the GRS LC.

2.	Schedule 6.9(b) of the PSA is deleted and replaced with Schedule 6.9(b) attached hereto as Exhibit A.

3.
If the Affiliate LC has not been replaced by the GRS LC, and Seller’s Affiliate has not been released from the Affiliate LC, each as of the Closing Date, at the Closing Date in accordance with Section 6.9(b) and Section 7.2(e) of the PSA (a) Seller’s Affiliate shall be released from any and all obligations under the Affiliate LC and (b) Buyer will (i) provide to PG&E, as a substitute for the Affiliate LC, Substitute Collateral and (ii) deliver to Seller a release by PG&E, acceptable in form and substance to Seller, in favor of Seller’s Affiliate with respect to the Affiliate LC.

4.
To the extent the amendment to Schedule 6.9(b) pursuant to Section 1 of this Amendment could be construed as a Schedule Update under Section 6.8(a) of the PSA, Buyer acknowledges and agrees that (a) any matter disclosed by such Schedule Update (including the replacement of the Affiliate LC by the GRS LC as contemplated by this Amendment) would not reasonably be expected to have a Material Adverse Effect on the Company and (b) the Disclosure Schedules shall be deemed to include the information contained in Schedule 6.9(b) as amended hereby (including the replacement of the Affiliate LC by the GRS LC as contemplated by this Amendment) for purposes of determining Buyer’s rights to indemnification under Article IX of the PSA.

5.	The definition of “Current Assets” in Section 1.1 of the PSA is amended as follows:

“Current Assets” as of a specified date means the sum of (a) the current assets of the Company as reflected on a balance sheet of the Company as of that date as determined under GAAP and, subject to the following exclusions, applied in a manner consistent with preparation of the Financial Statements, but excluding, however, (i) cash and cash equivalents and (ii) intercompany accounts between the Company, on the one hand, and Seller or its Affiliates, on the other, and (b) the amount of cash, if any, contributed by Seller or an Affiliate of Seller to the Company to serve as collateral for the GRS LC, plus accrued interest on such amount of contributed cash from the date the GRS LC is issued through the Closing Date based on an interest rate of 3% per annum.

6.
Except as amended in this Amendment, the PSA remains in full force and effect. Nothing in this Amendment constitutes a waiver by either Buyer or Seller of compliance with respect to any term, provision, or condition of the PSA. If there are any conflicts between this Amendment and the PSA, the terms of this Amendment shall govern. This Amendment sets forth the entire understanding of the parties with respect to the subject matter hereof.

7.
This Amendment may be executed in any number of counterparts (including by means of electronic transmission in portable document format (pdf)), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties, by their respective authorized representatives, have executed this Amendment as of the date first above written.
NW NATURAL GAS STORAGE, LLC

By:	/s/ David Weber
Name: David Weber
Title: President

SENSA HOLDINGS LLC

By:	/s/ John F. Thrash
Name: John F. Thrash
Title: Director

By:	/s/ John P. Rigas
Name: John P. Rigas
Title: Director